Condor Technology Solutions, Inc.
Annapolis Office Plaza
170 Jennifer Road, Suite 325
Annapolis, MD 21401
Tel: 410.266.8700
Fax: 410.266.8400



                                 April 13, 2001


Michael C. Louden
8730 Marburg Manor Drive
Lutherville, Maryland 21093

Dear Mike:

         This letter confirms our recent discussions and e-mail exchanges regarding our proposal for your future employment relationship with Condor Technology Solutions, Inc. ("Condor" or the "Company") and the restructuring of earn-out obligations owed to Marbury Manor LLC ("Marbury") and others by Condor in conjunction with the restructuring of the Company's obligations to its senior secured lenders.

A.  EMPLOYMENT AGREEMENT

      You will be offered an employment agreement with Condor effective April 1, 2001, containing the following terms and conditions:

      1. The term will be for three years, mutually renewable by the Company and you on an annualized basis. The agreement will be terminable by Condor only for malfeasance or gross failure of performance, or upon your death or disability. Condor's obligations will continue following any change of control of the company, should you choose to leave following the change in control for any reason. A "change of control" for purposes of this letter shall not be deemed to be or include a transfer of shares of Condor Common Stock held by a Bank established trust or other bank nominee to a member of the lender group under Condor's credit facility with First Union National Bank, as collateral agent, and others, dated April 16, 1999, as amended.

      2. You will receive a base salary of $200,000 per year plus customary benefits offered to senior executives of Condor. Your base salary will be reviewed annually by the Compensation Committee and may be increased, but not decreased. Condor's obligations to you under your employment agreement shall cease in the event you terminate your employment voluntarily.

      3. You will hold the position of Executive Vice President of Condor, with the responsibility to consolidate and manage three Condor divisions into a single organization to be

Michael C. Louden
April 13, 2001
Page 2


initially known as Condor Interactive. You will report directly to me as President and Chief Executive Officer. I will recommend that the Condor Board appoint you as a Director, and that the Board recommend you for election by the shareholders to a three-year term as a Director at the Company's 2001 Annual Meeting. Your employment agreement shall have a non-solicitation provision and a non-competition provision during the period of your employment and one year thereafter; provided, however, such obligations shall terminate in the event a bankruptcy petition is filed by or against Condor by any party (other than you or your affiliates) and you depart the employ of the Company.

      4. We have set Condor Interactive's 2001 revenue goal at $64,953,606 and its EBITDA goal at $6,497,939. We also assume that revenue and EBITDA will grow by ten percent a year for 2002 and 2003. You will be entitled to receive, as a quarterly bonus due within 45 days of quarter close, incentive payments of (a) 5% of an amount in excess of quarterly EBITDA targets and (b) 1% of an amount in excess of quarterly revenue targets. Any deficit to target in EBITDA or revenue realization in one quarter will be carried forward to future quarters. EBITDA will be calculated net of any monthly principal payments applied to notes due to Marbury in satisfaction of earn-out obligations from VA call center contract revenues, as described under Section D below. Any discretionary bonuses paid to you and/or me upon Board approval will be deemed to be made after EBITDA calculations.

      5. You will be granted 200,000 options to acquire Company stock at the lesser of $0.10 per share or the final trading price per share immediately prior to the Annual Meeting. The options will fully vest in six months from April 1, or on October 1, 2001.

      6. Condor will establish a phantom stock plan of 500,000 shares priced at $0.10 per share. You will be entitled to no less than 250,000 phantom shares under the plan. Payouts under the plan will be based upon annual increases in market value of the shares depending upon cash availability. Missed payouts will be credited toward your notional balance in the plan, and be due upon a change in control of Condor or the sale of substantially all of the Company's assets.

B.  TRANSACTION INCENTIVE AGREEMENT

      Condor will offer us an exclusive Transaction Incentive Agreement for a reasonable period to sell all or parts of the Company (excluding the sale of all or a portion of the EPSD business unit of Condor within one year), to one or more third parties, should the Board determine that such a transaction will be in the best interests of the Company and its shareholders at any time prior to April 2005. The incentive arrangements will be comparable to competitive investment banking formulas and stated as a percentage of the sale proceeds, which you and I will share at the closing. The amount of the commission referenced above to be paid to you for the sale of the Company will not exceed one percent (1%) of the sales proceeds and debt assumed by the buyer, but this amount may be increased based on further discussions with the Condor Board of Directors. The precise terms of these arrangements will be worked out between you, me and the Company in good faith, and be subject to Board approval.

Michael C. Louden
April 13, 2001
Page 3


C.  RESTRUCTURING OF OBLIGATIONS TO SENIOR LENDER GROUP AND EARN-OUT CREDITORS

      Assuming that the Company's senior lender group agrees and subject to final Board and shareholder approval, the Company's obligations will be restructured as follows:

      1. The Banks and the earn-out creditors will exchange their indebtedness due from the Company for two separate notes each, and for shares of the Company's common stock to be issued immediately following the Company's Annual Meeting.

          - Note 1 for each holder will accrue and pay quarterly interest on outstanding principal at the First Union base rate plus 50 basis points, with remaining principal and interest due on April 1, 2005. The principal on Note 1 will amortize quarterly and be due on the final business day of each quarter as follows: (a) 1.67% of initial principal for the third and fourth quarters of 2001; (b) 2.67% of initial principal for each quarter of 2002; and (c) 3.5% of initial principal for each quarter of 2003 and 2004.

          - Note 2 for each holder will be a non-amortizing, bullet note due on April 1, 2005. Interest will not accrue until the second quarter of 2003, and will then accrue and be payable on the last business day of each quarter at 15% per annum.

          - The lenders and each earn-out creditor will receive shares of common stock for current outstanding indebtedness not covered by Notes 1 and Notes 2. Based upon an assumed equity capitalization of $20,090,000 for the Company following restructuring, the lenders and earn-out creditors will share approximately seventy percent of the then outstanding equity. Existing shareholders will receive at least fifteen percent of outstanding equity and up to fifteen percent of new equity will be reserved for management options and other stock-based compensation through April 1, 2005.

      2. Notes 1 and Notes 2 held by the Banks will be senior secured notes issued under a restructured credit agreement containing only a quarterly EBITDA covenant, a $1 million revolving credit facility and a letter of credit sub-facility. Notes 1 and Notes 2 held by the earn-out creditors will be junior unsecured notes. Any payment defaults on the junior notes will not cross-default to the senior notes, which will have priority on principal and interest payments. Payment defaults on the junior notes will be accretive to principal and will not be due and payable until April 1, 2005. Condor may prepay principal and accrued interest on the junior notes at any time from the ten percent (10%) of revenue under the VA call center contract described in Section D., below, so long as the Company is not in default on quarterly interest and principal payments on the senior notes, and subject to prepayment obligations to Marbury from VA call center contract revenues discussed in Section D below. Senior and junior notes will accelerate and become due upon any change in control of Condor or the sale of substantially all of Condor's assets following the contemplated restructuring, or upon the exercise of any

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Michael C. Louden
April 13, 2001
Page 4


foreclosure remedies by one or more of the Banks due to an event of default under the senior notes.

      3. Upon the restructuring, the Company's capital structure will look like the following (subject to rounding errors):

                                ---------------- --------------- ------------------------------------------------------

                                 Percentage of                                    Earn Out Creditors
                                 Pre-existing                    ------------------------------------------------------
                                  Obligation         Banks       Schapiro          FCC              Marbury
                                ---------------- --------------- ----------------- ---------------- -------------------
------------------------------- ---------------- --------------- ----------------- ---------------- -------------------
Note 1 Principal                38.96%           15.0m           .39m              1.75m            1.87m
------------------------------- ---------------- --------------- ----------------- ---------------- -------------------
Note 2 Principal                31.17%           12.0m           .31m              1.40m            1.50m
------------------------------- ---------------- --------------- ----------------- ---------------- -------------------
Common Stock after reverse      29.87%           11.5m           .30m              1.34m            1.44m
split
------------------------------- ---------------- --------------- ----------------- ---------------- -------------------
Percentage of New Equity        N/A              55%             1.5%              5.5%             8%
------------------------------- ---------------- --------------- ----------------- ---------------- -------------------
Total Pre-Existing Obligations  100%             38.5m           1.0m              4.5m             4.8m
------------------------------- ---------------- --------------- ----------------- ---------------- -------------------

      4. It may be possible that the earn-out creditors other than Marbury will not consent to the above restructuring terms. Condor will endeavor to reach an agreement of settlement with those creditors that provides for payments of principal and interest to such creditors as outlined above, or would not leave the Company with more indebtedness to such creditors at March 31, 2005 beyond what is contemplated by the above, less amortization payments.

D.  EARN-OUT PAYMENTS FOR MARBURY

      In addition to the terms of Note 1 and Note 2, as described above, Marbury will be entitled to receive ten percent of the revenues generated from the VA call center contract on a monthly basis commencing April 2001, with payments due on the 15th of the following month or the first business day thereafter. All such payments will be applied against interest and principal first on Note 1, second on Note 2, and third (if any) to repurchase common stock for the Company held by Marbury at the then fair market price. Such payments applied to Note 2 and Note 1 held by Marbury shall be deemed unconditional, and be made notwithstanding any events of default occurring under the senior secured notes or the junior unsecured notes, or any termination of your employment with the Company.

E.  REPURCHASE OF COMMON STOCK

      Condor will repurchase and redeem shares of the Company's common stock held by Marbury at a 20% discount to market, with a value of $12,000 at the close of trading on April 2, 2001; such repurchase to occur no later than April 25, 2001.

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Michael C. Louden
April 13, 2001
Page 5


                                     * * *

         If the above agrees with your understanding of our discussions, I will proceed to seek final Board and Bank approval of these arrangements. This is not a non-binding letter of intent, and will be subject to completion, approval, execution and definitive documents based on the above terms. Please indicate your understanding below.

                                       Sincerely yours,

                                       /s/ J. L. Huitt, Jr.

                                       J.L. Huitt, Jr.
                                       President and Chief Executive Officer

So Understood:

/s/ Michael C. Louden
-----------------------
Michael C. Louden
Date:  April 30, 2001